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                                                                   EXHIBIT 10.15

                            EMPLOYEE SPECIFIC TERMS
                            -----------------------
                         (Employment Appendix Document)



Employee:    Henry F. Skelsey


Term: There is no specific period or term of employment associated with this job. Employment is at will and subject to termination at any time as specified in Section 4 of the Employment Agreement. No verbal representation, understanding, circumstance, or document of any kind can or will vary this at will relationship.

Position:    "Working Director":      7/20/98 to 8/31/98:    Job Title:
             "Corporate Board Director, and Chairman of the Finance Committee

             "Employee"  Beginning 9/01/98:  Job Title:  (in addition to above):
             "Executive Vice President & Chief Financial Officer"

Supervisor:  Larry Tanning

Job Duties:  As Chairman of the Finance Committee (effective 7/20/98): Henry
             Skelsey (hereafter referred to as "you") is responsible for guiding and directing the formation of company financial policy as adopted from time to time by the Board of Directors. The Committee will oversees the development and execution of strategies and effective utilization of financial staff and resources in support of company financial goals. The Committee is to insure compliance with regulatory standards and insures that company financial assets and funds are protected and prudently invested. The Committee will frame and guide the development of relationships with external financial markets and resources and financial information reporting to the public.

             As Executive Vice President & Chief Financial Officer (effective 9/1/98): As the company's top corporate financial officer, you will have responsibility for formulating financial policy and plans and for providing overall direction for the accounting, tax, budget, credit, treasury, capital investment and asset management functions. You are to direct activities associated with the security and investment of the organization's assets and funds, and ensure that financial transactions, policies and procedures meet corporate short and long term objectives, and regulatory body requirements. As a member of the Company's Executive Committee you are to monitor and assist in ensuring compliance with goals, policies and objectives established by the CEO and the Board of Directors, you are to assist the Senior Management Team in the setting of direction, and overseeing the coordination and administration of all aspects of company operations and subsidiary operations.
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Other
Activities:  You are authorized to remain a director of other AEA companies and provide consulting services to AEA and their affiliated companies over the next two year period to the extent it does not materially impede your ability to fulfill your job responsibilities at Tanning as judged by Tanning's CEO.


Workplace
Location:    Primarily at Stanford, Connecticut and Denver, Colorado and at such other locations as agreed upon and may be required by client activities and Tanning's CEO.

Performance
Review:      Periodically by Larry Tanning

Base Salary: Beginning 9/01/98:  Semi-monthly payments based upon a yearly rate of $200,000 ($8,333.33 per semi-monthly pay period).


Bonus:       Beginning 9/01/98:  Participation in the company's Senior
                                 Management bonus plan as approved and governed by the Compensation Committee of the Board which reserves the right to modify the plan in support of changing business objectives and conditions. The plan will consist of semi-annual bonus payments calculated based on a comparison of actual business & financial results compared to established goals using the following structure:



% of Rev., EBIT &          60%        70%        80%        90%       100%       110%       120%       130%
Discre. Targets

Bonus % of Base            16%        24%        33%        44%        55%        65%        75%        85%
Salary
----------------------------------------------------------------------------------------------------------


          30% of the annualized bonus amount as projected for total year performance will be paid on or before August 31st of each year. 70% of the annualized bonus earned will be paid on or before February 28th
          (29th) of each year. The bonus payment will be based on the annualized salary in effect on June lst of each year.

  Benefit
  Plans   Vacation:  Effective 9/1/98 you will receive 4 weeks paid vacation
          ---------
          per year. Such vacation to be taken with due consideration to the business needs of TTC. One week of unused vacation may be carried over (accrued) into the following year. No more than 30 unused vacation days shall ever be accrued.



          Health Insurance:  Effective 9/1/98  you will participate in the
          ----------------
          company sponsored health insurance plan at the family coverage level consistent with the coverages and underwriting provisions established for full-time employee participants.

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              Life Insurance:   Effective 9/1/98 you will participate in the
              --------------
              company's life insurance plan. Tanning will acquire and maintain life insurance on you naming your designee as beneficiary at a value "targeted" for two-times your projected annual Tanning earnings, but subject to underwriting approval or limitations which are based on your personal health profile.

              Long Term Disability Insurance: You will participate in the
              -------------------------------
              company's long term disability insurance plan. Tanning will acquire short and long term disability insurance for your benefit at a value of 60% of your prior year Tanning W2 earnings (projected earnings for the first year). The final level of insurance placed is subject to and governed by insurance policy limitations.


Other Plans:  In addition to participating in standard company benefit plan coverages provided to full-time employees, you will receive the following:

              Stock Options: Initial stock option grant of 5,000,000 shares at a
              -------------
              strike price of $1.25 per share. 1,250,000 shares will vest effective July 20, 1998, 1,250,000 will vest on July 20, 1999, 1,250,000 shares will vest on July 20, 2000, and 1,250,000 shares will vest on July 20, 2001. All options will vest on an accelerated basis and as of the same date of a "change of control" as defined in the stock plan document. The vesting schedule identified above will be subordinate to the accelerated change of control vesting schedule. The terms and conditions of the stock option allocation will be governed by the plan document, unless otherwise established in executed written agreements. You are eligible to participate in other stock options plans as granted from time-to-time by the Compensation Committee of the TTC Board of Directors and at their sole discretion.

              Business Travel Accident Insurance:  You will participate in the
              ----------------------------------
              company's BTA insurance plan (Tanning will acquire and maintain business travel accident insurance with a face value of $1,000,000 naming employee's designee as beneficiary).

              Officer & Liability Insurance:  Tanning will acquire and maintain
              -----------------------------
              Corporate Officer and Director liability insurance.

Termination
Terms:        Termination "Not for Cause": "You will receive the following
              ----------------------------
              separation of employment terms in the event you are terminated "Not for Cause":

              1. three months of base salary pay continuation (currently
                 $200,000 annually) and benefits coverage if you have completed no less than one-year of continuous company service (January 1, 2000),

              2. the acceleration of one additional vesting period (25%) for non-vested options,

              3. the extension of your exercise period on vested options following termination to three years starting with the effective date of your separation of employment with the company.

              Termination "For Cause":   You will be subject to the following
              ------------------------
              separation of employment terms in the event you are terminated "For Cause":
              1. the forfeiture of non-vested stock options,
              2. the termination of base salary payments effective following the final day of your employment, and

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              3. a pro-rata reduction in bonus payments (proportionate payment for the period of time you are employed relative to the corresponding performance period).

Reimbursable
Denver
Expenses:     Tanning shall provide you with reimbursement for reasonable hotel, auto rental and meal expenses incurred while at work at the company's Denver location. In addition, Tanning agrees to cover in-route travel expenses between Stanford, Connecticut and Denver, Colorado. These reimbursable expenses shall include coach-class roundtrip airfare (or alternative similarly priced transportation methods) and associated airport parking and commuting expenses for travel between residences and airports. Tanning agrees to allow you to commute to Denver as needed on an indefinite basis to the extent it does not materially impede your ability to fulfill your job responsibilities as judged by the organization's CEO.

Reimbursable
Connecticut
Expenses:     Tanning agrees to reimburse you for telephone expenses, office supply expenses, and other incidental expenses incurred in Connecticut or in such other locations which are in direct support of Tanning business activities upon presentation of documenting receipts.



By Signing below, Employee acknowledges these terms.


TANNING TECHNOLOGY CORPORATION:           EMPLOYEE:


By:
   ----------------------------           ------------------------------
   Mark Tanning                           Henry F. Skelsey

Date: _______________                     Date: _______________

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